Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2023 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 6, 2024 -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2023.

For the fourth quarter of 2023, net sales were $296.2 million, an increase of 31.2%, compared to $225.9 million for the fourth quarter of 2022. The year over year improvement was predominantly due to continued strong order trends and execution against the Company’s near $1 billion backlog in the form of improved deliveries of finished goods to customers.

Gross profit for the fourth quarter of 2023 was $38.6 million, or 13.0% of net sales, compared to $25.5 million, or 11.3% of net sales, for the fourth quarter of 2022. The increase in gross margin was driven largely by initiatives to improve productivity and the stabilization of raw material costs compared to the prior year.

Selling, general and administrative expenses were $16.4 million, or 5.5% of net sales, compared to $13.1 million, or 5.8% of net sales, in the prior year period. The year over year increase in selling, general and administrative expenses was due to increases in bonus accruals and investments made in training and retaining the Company’s workforce. The decrease in SG&A as a percentage of net sales demonstrates the Company’s financial discipline and the inherent leverage in its business model.

Net income in the fourth quarter of 2023 was $16.7 million, or $1.45 per diluted share, compared to net income of $9.3 million, or $0.81 per diluted share, in the prior year period, for increases of 80.2% and 79.0%, respectively.

For the twelve months ended December 31, 2023, net sales were $1.15 billion, an increase of 35.9% compared to $848.5 million in the prior year period. The Company reported net income of $58.3 million, or $5.07 per diluted share for the full year 2023, compared to net income of $20.3 million, or $1.78 per diluted share for the full year 2022, for increases of 186.5% and 184.8%, respectively.

The Company also announced that its Board of Directors has declared a 5.6% increase in its quarterly cash dividend to $0.19 per share, payable March 25, 2024, to shareholders of record at the close of business on March 18, 2024, the fifty-third consecutive quarter that the Company has paid a dividend.

- MORE -

MILLER INDUSTRIES REPORTS 2023 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 2

"2023 was a year of tremendous growth at Miller Industries," said William G. Miller, II, Chief Executive Officer of the Company. "Over the past few years, we’ve remained committed to our strategy of investing in our capacity, productivity and our people. Those investments and the execution of our long-term strategy, coupled with the improvements to our supply chain and ability to cope with the immense demand we have seen for our products over the last three years, are starting to reflect in our financial results, demonstrating the underlying strength of our company and our end-markets."

"Looking to 2024, we are acutely focused on enhancing our flexibility and reducing our working capital. Over the past two years, we increased our inventories to meet market demand and to increase manufacturing flexibility. Going forward, the investments we made will allow us to be more efficient in our manufacturing processes and should result in our inventory balance decreasing throughout the balance of the year. In 2024, we believe our working capital spend should more closely reflect our pre-COVID levels as a percentage of revenue. In addition, we’re pleased to report that we’ve increased our quarterly dividend to $0.19 per share and paid down $5 million of our debt balance in the first quarter of 2024.”

“As I said in our preliminary earnings announcement, we believe our record 2023 is only the beginning of what is achievable at Miller Industries. Our backlog remains near record levels, we have seen no change in our strong order trends, and internally we are well positioned to continue our efficient execution. Based on these trends, we look forward to another record year on both the top and bottom line in 2024," concluded Mr. Miller II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, March 7, 2024, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/W380b5vPk1M

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through Thursday, March 14, 2024. The replay number is 1-844-512-2921, Passcode 13744048.

About Miller Industries

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

Backlog

While backlog is not a defined term under GAAP, it is a common measurement used in the Company’s industry and Miller Industries believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future trends. Backlog is defined as the value of new units ordered by customers for future deliveries where revenue has not yet been recognized. The measure provides an indication of and expectation of future sales to be achieved on these orders. There is no directly comparable GAAP financial measure for backlog.

- MORE -

MILLER INDUSTRIES REPORTS 2023 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the Company’s 2024 revenues or profitability. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and market conditions, the general inflationary environment; global economic events and other factors, such as restrictive monetary and fiscal policy, the lingering impact of the COVID-19 pandemic and the conflicts in Ukraine and the Middle East; our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; increases in the cost of skilled labor; the potential negative impacts of higher interest rates and other actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022 and 2023; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31

			%			%
	2023	2022	Change	2023	2022	Change
NET SALES	$296,246	$225,854	31.2%	$1,153,354	$848,456	35.9%

COSTS OF OPERATIONS	257,606	200,329	28.6%	1,001,500	766,037	30.7%

GROSS PROFIT	38,640	25,525	51.4%	151,854	82,419	84.2%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	16,366	13,117	24.8%	73,087	52,827	38.4%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	1,449	1,291	12.2%	5,974	3,379	76.8%

Other (Income) Expense, Net	(149)	(512)	(70.9)%	(991)	481	(306.0)%

Total Expense, Net	17,666	13,896	27.1%	78,070	56,687	37.7%

INCOME BEFORE INCOME TAXES	20,974	11,629	80.4%	73,784	25,732	186.7%

INCOME TAX PROVISION	4,279	2,337	83.1%	15,493	5,386	187.7%

NET INCOME	$16,695	$9,292	79.7%	$58,291	$20,346	186.5%

BASIC INCOME PER COMMON SHARE	$1.46	$0.81	80.2%	$5.10	$1.78	186.5%

DILUTED INCOME PER COMMON SHARE	$1.45	$0.81	79.0%	$5.07	$1.78	184.8%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.72	$0.72	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,446	11,417	0.3%	11,439	11,417	0.2%
Diluted	11,523	11,417	0.9%	11,507	11,417	0.8%

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$29,909	$40,153
Accounts receivable, net of allowance for credit losses of $1,527 and $1,319 at December 31, 2023 and December 31, 2022, respectively	286,138	177,663
Inventories, net	189,807	153,656
Prepaid expenses	4,617	4,576
Total current assets	510,471	376,048
NONCURRENT ASSETS:
Property, plant and equipment, net	115,072	112,145
Right-of-use assets - operating leases	826	909
Goodwill	20,022	11,619
Other assets	819	708
TOTAL ASSETS	$647,210	$501,429

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$191,782	$125,500
Accrued liabilities	40,793	28,333
Income taxes payable	1,819	2,001
Current portion of operating lease obligation	320	311
Total current liabilities	234,714	156,145
NONCURRENT LIABILITIES:
Long-term obligations	60,000	45,000
Noncurrent portion of operating lease obligation	506	597
Deferred income tax liabilities	4,070	6,230
Total liabilities	299,290	207,972

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,445,640 and 11,416,716 outstanding at December 31, 2023 and December 31, 2022, respectively	114	114
Additional paid-in capital	153,574	152,392
Accumulated surplus	200,165	150,124
Accumulated other comprehensive loss	(5,933)	(9,173)
Total shareholders' equity	347,920	293,457
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$647,210	$501,429